WARRANT PURCHASE AGREEMENT

           THIS AGREEMENT ("Agreement"), made and entered into as of the 13th day of March, 1997, by and among America West
Airlines, Inc., a Delaware corporation ("AWA") and TPG Partners,
L.P., a Texas limited partnership ("Warrant Holder').

                       W I T N E S S E T H:

           WHEREAS, the Warrant Holder holds 1,584,915 warrants (collectively, the "Warrants" and, individually, a "Warrant") to purchase shares of Class B Common Stock, par Value $.01 per share of America West Holdings Corporation (the "Common Stock"), which Warrants were acquired and are held pursuant to the terms of those certain Warrant Certificates dated August 25, 1994 issued in the name of Warrant Holder, and governed by the terms of that certain Warrant Agreement dated as of August 25, 1994, as amended by the Supplemental Warrant Agreement dated as of December 31, 1996 between AWA and Harris Trust and Savings Bank of California, as Warrant Agent;

           WHEREAS, AWA desires to purchase all of the Warrants held by Warrant Holder, and Warrant Holder desires to sell such Warrants to AWA;

           NOW, THEREFORE, in consideration of the promises and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

           Section 1.     Closing.

           The Closing (the "Closing") of the transaction contemplated hereby shall occur on March 19, 1997, at 10:00 a.m.
at the offices of AWA in Phoenix, Arizona, or at such other place or such other date or time as all of the parties may agree.

           Section 2.     Actions at Closing.

           At the closing, the Warrant Holder shall sell, transfer, convey and deliver to AWA all of such Warrant Holder's right, title and interest in and to the Warrants, and AWA shall acquire the Warrants. Such transfer shall be effected by the execution by the Warrant Holder of an assignment in the form contemplated by Warrants and delivery of the original certificates for the Warrants. At the Closing, AWA shall pay to the Warrant Holder an amount per Warrant equal to US$6.98 per Warrant ("Purchase Price"). The aggregate Purchase Price in the amount of US$11,062,706 (eleven million sixty-two thousand seven hundred six United States dollars) shall be paid to Warrant Holder by wire transfer of same day funds to an account of Warrant Holder designated prior to Closing.

           Section 3.     Representations.

           The Warrant Holder represents and warrants to AWA that it beneficially holds on the date hereof, and will hold at the Closing, the Warrants free and clear of any lien, charge or encumbrance whatsoever. Warrant Holder represents and warrants to AWA that the execution,



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delivery and performance of this Agreement by Warrant Holder has been duly authorized by all necessary corporate action on its part and are within its corporate power. AWA represents and warrants to the Warrant Holder that the execution, delivery and performance of this Agreement by AWA has been duly authorized by all necessary corporate action on its part and are within its corporate power. Each representation made in this Section 3 shall be deemed to be made again at and as of the Closing.

           Section 4.     Miscellaneous.

           (a) Notices. Any notice or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the mail, certified or registered, return receipt requested, postage prepaid, properly addressed to the person to whom such notice or other communication is intended to be given, at the address indicated next to its signature below.

           (b) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together with shall constitute and be the same instrument.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                         AMERICA WEST AIRLINES, INC.


                         By:    /s/  Stephen L. Johnson
                            ---------------------------------
                         Title: Senior Vice President - Legal Affairs
                         Address: 4000 East Sky Harbor Boulevard
                                  Phoenix, AZ 85035


                         TPG PARTNERS, L.P.

                         By: TPG GenPar, L.P., its General Partner

                             By: TPG Advisors, Inc., its General Partner


                                By:    /s/ James J. O'Brien
                                   ----------------------------
                                Title: Vice President
                                Address: TPG GenPar, L.P.,
                                         201 Main Street, Suite 2420,
                                         Fort Worth, Texas 76102


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